Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into and executed on July 19, 2018, and effective as of June 27, 2018 (the “Effective Date”), by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), with a principal office in Philadelphia, Pennsylvania, and Alfred J. Dilmore (“Executive”).

WHEREAS, the Executive has been employed by the Company since June 2015;

WHEREAS, Executive is currently employed as the Interim Chief Financial Officer, Interim Treasurer and Chief Accounting Officer of the Company, pursuant to that certain Employment Agreement, effective as of August 22, 2017, by and between the Company and Executive (the “Prior Agreement”);

WHEREAS, the Company desires to enter into an amended and restated employment agreement with Executive and employ Executive as Chief Financial Officer, Treasurer and Chief Accounting Officer of the Company, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Executive desires to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Executive agrees to be bound by the non-competition, non-solicitation, intellectual property and confidentiality provisions as set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company continues to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the Effective Date and shall continue for an initial period of three (3) years, unless Executive’s employment and this Agreement are terminated sooner in accordance with Section 2; and shall be effective for two (2) successive one (1) year periods thereafter, for a maximum term of five (5) years, in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three (3) months before the expiration of each renewal. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under this Agreement shall terminate is hereinafter referred to as the “Employment Term.”

1.2 Duties and Responsibilities. Executive’s titles shall be Chief Financial Officer, Treasurer and Chief Accounting Officer of the Company, and in those capacities he shall perform all duties and accept all responsibilities and limitations incident to such positions as may be reasonably assigned to him by the Chief Executive Officer of the Company, including without limitation, those customarily associated with these positions at a publicly traded company and those set forth in the Bylaws of the Company.

1.3 Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote all of his business time, attention and energy to the performance of his duties hereunder. The term “devote all of his business time, attention and energy” in the preceding sentence is not intended to prevent Executive from:

(a) serving as a director or trustee of a non-profit organization, subject to the prior and ongoing approval of the Board of Trustees, which will not be unreasonably withheld; and

(b) spending time during the business day to attend to personal or family businesses or investments, so long as in the aggregate of Section 1.3(a) and this Section 1.3(b), such time does not interfere with the performance of his duties for the Company.

1.4 Base Salary. For all of the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), which shall be at the annual rate of Three Hundred Twenty Five Thousand Dollars ($325,000), payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board of Trustees of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”), pursuant to the Committee’s delegated authority, pursuant to the Board’s or the Committee’s, as applicable, normal performance review policies for senior level executives but shall not be decreased.

1.5 Bonus. Executive shall continue to be eligible to receive annual bonuses in such amounts as the Board or the Committee, as applicable, may approve in its sole discretion or under the terms of any annual incentive plan of the Company maintained for other senior level executives.

1.6 Retirement and Welfare Plans and Perquisites. Executive shall continue to be entitled to participate in all employee retirement and welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.7 Reimbursement of Expenses; Vacation. Executive shall continue to be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies. In addition, the Company shall reimburse Executive for reasonable out-of-pocket travel expenses in connection with the performance of his duties and responsibilities.

1.8 Incentive Compensation. Executive shall be entitled to participate in any short-term and long-term incentive programs (including without limitation any equity compensation plans) established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for his position and performance.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause; Resignation for Good Reason; Non-Renewal.

(a) The Company may remove Executive at any time without Cause (as defined in Section 3) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 3). Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation. In either event, the Company may relieve Executive of all responsibilities and authority during any portion or all of this notice period with the understanding that Executive shall remain an employee and receive all pay and benefits to which he is entitled during such period.

(b) Upon any termination without Cause by the Company or resignation for Good Reason by the Executive as described in Section 2.1(a), Executive shall be entitled to receive only the amount due to Executive under the Company’s then-current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued and earned in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

(c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written mutual release upon such termination without Cause by the Company or resignation for Good Reason by the Executive as described in Section 2.1(a), in a form acceptable to the Company (the “Release ”), whereby Executive releases any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued and is due a benefit), and whereby the Company releases any claims against Executive for actions within the scope of his employment by the Company, Executive shall be entitled to receive (in exchange for the Company’s undertakings in this Section 2.1(c)), in lieu of the payment described in Section 2.1(b), the following:

(i) Executive shall receive a lump sum cash payment equal to one and one half (1.5) times the sum of (x) Executive’s Base Salary, as in effect immediately prior to his termination of employment and (y) the average annual cash bonus Executive received for and applicable to the Company’s three (3) completed fiscal years immediately prior to the Executive’s last day of employment (or, if he was not employed for the entire period covered by the three (3) completed fiscal years of the Company immediately prior to his termination, the average annual cash bonus Executive received for and applicable to those completed fiscal years of the Company for which he was employed for the entire fiscal year). Unless the payment is required to be delayed pursuant to Section 17.2, the payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company, provided that Executive executes the Release during the forty-five (45) day period following Executive’s last day of employment and the revocation period for the Release has expired without revocation by Executive.

(ii) Executive shall receive a lump sum cash payment equal to a pro rata portion of Executive’s target annual cash bonus for and applicable to the fiscal year of his termination (or, in the absence of a target bonus opportunity for and applicable to the fiscal year of his termination, the lump sum cash payment shall be equal to a pro rata portion of the average annual cash bonus Executive received for the Company’s three (3) completed fiscal years immediately prior to Executive’s last day of employment) (the “Cash Bonus”). In the absence of a target annual cash bonus opportunity for and applicable to the fiscal year of his termination and in the event that the Executive was not employed for the entire period covered by the three (3) completed fiscal years of the Company immediately prior to his termination, the Cash Bonus shall be calculated on the basis of the annual cash bonus received for and applicable to those completed fiscal years of the Company for which he was employed for the entire fiscal year). The pro-rated Cash Bonus shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination of employment and the denominator of which is three hundred sixty-five (365). Unless the payment is required to be delayed pursuant to Section 17.2, the payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company, provided that Executive executes the Release during the forty-five (45) day period following Executive’s last day of employment and the revocation period for the Release has expired without revocation by Executive.

(iii) For a period of eighteen (18) months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rate as may be charged from time to time for employees generally, as if Executive had continued in employment with the Company during such period. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing eighteen (18) month benefit period.

(iv) Solely for purposes of this Section 2.1(c)(iv), upon (1) a termination without Cause by the Company, (2) the Company elects not to renew Executive’s Employment Term pursuant to Section 1.1, or (3) a resignation for Good Reason by the Executive as described in Section 2.1(a), all outstanding equity-based compensation awards that are not intended to operate in a manner substantially similar to “performance-based compensation” under Section 162(m)(4)(C) of the Code (whether or not meeting timing and other requirements thereof) shall become fully vested, immediately exercisable and any restrictions thereon shall lapse, as the case may be; provided, that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code shall remain in effect, and all outstanding equity-based compensation awards that are intended to operate in a manner substantially similar to “performance-based compensation” under Section 162(m)(4)(C) of the Code (whether or not meeting timing and other requirements thereof) under Section 162(m)(4)(C) of the Code shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

For clarity, the foregoing payments and benefits referenced in Sections 2.1(c)(i)-(iv), which Executive shall receive if he executes and does not revoke the Release required by this Section 2.1(c), shall be in addition to any other amounts earned, accrued and owing to Executive but not yet paid under Section 1 and under any applicable benefit plans and programs of the Company (other than severance plans or programs) in which Executive participated prior to his termination of employment, subject to the terms and conditions of any such plans and programs, without regard to whether Executive executes and does not revoke the Release. For the avoidance of doubt, neither non-renewal of this Agreement by either party nor the expiration of the term of this Agreement shall entitle Executive to the payments and benefits set forth in this Section 2.1(c).

2.2 Voluntary Termination. Executive may voluntarily terminate his employment for any reason upon sixty (60) days’ prior written notice or by sending a notice of non-renewal of this Agreement to the Company, as described in Section 1.1. In any such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any amounts earned, accrued and owing to Executive but not yet paid under Section 1 and any benefits accrued and due in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

2.3 Disability. The Company may terminate Executive’s employment, to the extent permitted by applicable law, if Executive has been unable to perform the material duties of his employment and has been formally determined to be eligible for disability benefits under the Company’s long-term disability plan (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board or the Committee, as applicable, and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a) Executive shall receive a lump sum cash payment equal to a pro rata portion of Executive’s Cash Bonus (as Cash Bonus is defined in Section 2.1(c)(ii)). The pro-rated Cash Bonus (the “Pro-Rata Cash Bonus”) shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination of employment and the denominator of which is three hundred sixty-five (365). Except as otherwise required to comply with the requirements of Section 17, payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company.

(b) The Company shall pay to Executive any amounts earned, accrued and owing but not yet paid under Section 1 and any other benefits accrued and earned in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

2.4 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued and owing but not yet paid under Section 1 and any benefits accrued and earned under the Company’s benefit plans and programs in which Executive participated prior to his termination of employment, in accordance with the terms and conditions of such plans and programs, and (ii) a Pro-Rata Cash Bonus (determined according to Section 2.3(a)) for the Company’s fiscal year in which Executive’s death occurs and, except as otherwise required to comply with the requirements of Section 17, such amounts shall be paid on the sixtieth (60th) day following the date of Executive’s death. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.5 Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

2.6 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

3. Definitions and References.

3.1 “Cause ” shall mean any of the following grounds for termination of Executive’s employment:

(a) Executive’s commission of, or indictment for, or formal admission to a felony, any crime of moral turpitude, dishonesty, or any crime involving the Company; or Executive’s breach of the Company’s Code of Ethics;

(b) Executive’s engagement in fraud, misappropriation or embezzlement;

(c) Executive’s continual failure to substantially perform his reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), and such failure has continued for a period of at least thirty (30) days after a written notice of demand for performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; or

(d) Executive’s breach of Section 4 of this Agreement.

3.2 “Good Reason” shall mean, without Executive’s consent:

(a) the material reduction of Executive’s title, authority, duties and responsibilities or the assignment to Executive of duties materially inconsistent with Executive’s position or positions with the Company;

(b) a reduction in Base Salary of the Executive;

(c) a relocation of Executive’s regular office location at Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, PA 19103 for the performance of his duties to a location more than thirty (30) miles from such office; or

(d) the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date of at least forty-five (45) days but no more than sixty (60) days from the date of such notice) is given no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

3.3 “Code of Ethics” shall mean the RAIT Code of Business Conduct and Ethics, the Company’s Equal Employment Opportunity Policy (including without limitation its provisions relating to Prohibition of Sexual Harassment and Prohibition of Harassment of Legally Protected Groups), the RAIT Insider Trading Policy, the Company’s Section 16 Compliance Policy, the RAIT Stock Ownership Guidelines, the Company’s Restricted List of Securities and Limitation of Personal Trading, the Company’s Travel and Business Expense Policy & Procedure, and the RAIT Procedure to Communicate with Audit Committee.

3.4 References to “termination” and “terminate” (whether or not these words are capitalized) shall include separations from the Company for any reason and under any circumstances, whether initiated by the Company, by Executive or by mutual agreement, unless it is clear from the context in which such word is used that the reference is intended to relate to a specific separation or type of separation.

4. Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality. Executive hereby acknowledges that, during and solely as a result of his employment by the Company, Executive will receive special information with respect to the operation of the businesses of the Company, and/or its affiliates, and other related matters not generally available to other executives of the Company, and access to confidential information and business and professional contacts. Executive hereby agrees to abide by the terms of the non-competition, non-solicitation, intellectual property and confidentiality provisions below, in consideration of Executive’s employment as an executive officer of the Company and the public stature which accompanies such position, as well as access to confidential information and business and professional contacts, and unique opportunities afforded by the Company to Executive as a result of Executive’s employment in such position; Executive’s eligibility for the benefits set forth in this Agreement (including without limitation the opportunity for the payment of additional salary and bonuses as well as Company paid or subsidized medical insurance referenced in Section 2.1(c) and the opportunity to participate in any long term incentive programs); and the Company’s entering into this Agreement. Executive agrees and acknowledges that the foregoing, whether treated separately or together, constitute full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

4.1 Non-Competition and Non-Solicitation. Executive agrees that during his employment with the Company and, with respect to Section 4.1(a), for a period of nine (9) months after the termination of Executive’s employment under any circumstances (other than at the expiration of the maximum Employment Term of five (5) years, as set forth in Section 1.1, or in the event that the Company elects not to renew Executive’s Employment Term pursuant to Section 1.1, in which case this Section 4.1(a) will not be applicable to Executive) and, with respect to Sections 4.1(b) and (c), for a period of nine (9) months after the termination of Executive’s employment under any circumstances, Executive (without regard to the state in which Executive lives or works) shall not, unless acting pursuant hereto or with the prior written consent of the Board:

(a) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used, or perform work in connection with or on behalf of any Competing Business (defined below) with respect to the activities of a Competing Business within any state in which the Company, and/or its affiliates, then currently engages in any Substantial Business Activity (defined below) or with respect to any state in which the Company, and/or its affiliates, engaged in any Substantial Business Activity during the twelve (12) month period preceding Executive’s last day of employment with the Company; provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the passive ownership by Executive of not more than five percent (5%) of the capital stock of any entity which is engaged in any Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended; or

(b) solicit or divert, or attempt to solicit or divert, to any Competing Business any individual or entity which is an active or prospective customer, agent, mortgage broker, loan originator or borrower of, with or from the Company, and/or its affiliates, or was such an active or prospective customer, agent, mortgage broker, loan originator or borrower at any time during the twelve (12) month period immediately preceding Executive’s termination of employment; or

(c) employ, attempt to employ, solicit or assist any Competing Business in employing (or engaging as a consultant) any individual who is a current employee of or consultant to the Company, and/or its affiliates, or who was an employee or consultant to the Company and/or its affiliates during the twelve (12) month period immediately preceding Executive’s termination of employment; provided, however, that, notwithstanding the foregoing, nothing in this Section 4 shall prohibit Executive from making general employment solicitations, such as through advertisements in publicly available media, so long as such advertisements are not specifically targeted at employees of the Company or any of its affiliates.

The phrase “Competing Business” shall mean any entity or enterprise actively engaged or planning to engage in any business or businesses the Company and/or its affiliates are actively engaged in (or are expected to be actively engaged in within twelve (12) months) at the time of Executive’s termination of employment (the “Company Business”). Without limiting the scope of the preceding sentence, the phrase “Competing Business” includes the solicitation, origination, aggregation, pricing, negotiation and/or sale of (i) loans secured by mortgages on commercial real estate, and/or (ii) loans to entities engaged in the commercial real estate business, whether to hold these assets for investment or for sale individually or by combining them in one or more entities for sale as an investment (the process referred to as “securitization”). The securitizations, depending upon the make-up of the assets, are often referred to by their acronyms such as “CMBS” (Commercial Mortgage Backed Securities), “CDO” (Collateralized Debt Obligations), “CLO” (Collateralized Loan Obligations) or other current or future similar acronyms. Notwithstanding the foregoing, an entity or enterprise shall be deemed not to be a Competing Business if the Executive recuses himself from participating in the management by such entity or enterprise of any business substantially similar to the Company Business and provides reasonable assurances to the Company of the same, upon request by the Company.

The phrase “Substantial Business Activity” shall mean that the Company, and/or its affiliates: (i) has, has had, or is taking action to establish a business office; (ii) solicits, has solicited, makes or has made, loans secured by real estate, or is or has reviewed applications by borrowers or brokers to engage in these activities; (iii) solicits, has solicited, makes or has made, loans to real estate developers and/or owners, or is or has reviewed applications by borrowers or brokers to engage in these activities; (iv) owns, services or manages real estate, or has owned, serviced or managed real estate; and/or (v) has or has had a recorded and unsatisfied mortgage or other lien upon real estate or personal property.

In the event that the provisions of this Section 4.1 should ever be adjudicated to exceed the time, geographic, business activities or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, business activities or other limitations permitted by applicable law.

4.2 Developments. Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the businesses, work or activities of the Company, and/or its affiliates or (ii) result from or are suggested by the carrying out of Executive’s duties hereunder or from or by any information that Executive may receive as an employee of the Company. Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall pay for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 4.2, promptly upon Executive’s submission of proper invoices therefor.

4.3 Confidentiality.

(a) Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, and/or its affiliates, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company, and/or its affiliates, and dealers, distributors, sales representatives, wholesalers, customers, clients, real estate developers and/or owners, mortgage brokers, suppliers and others who have business dealings with them (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and/or its affiliates, and covenants that, both during his employment with the Company and following his termination of employment under any circumstances, Executive will not disclose any Confidential Information to any person (except as Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 4.3 shall not apply to information that becomes generally known to the public through no act of Executive in breach of this Agreement.

(b) Executive acknowledges that all documents, files and other materials received from the Company, and/or its affiliates, during his employment (with the exception of documents relating to Executive’s compensation or benefits to which Executive is entitled following the termination of his employment) are for use of Executive solely in discharging Executive’s duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of Executive’s employment by the Company. Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive’s possession or custody. Notwithstanding the foregoing or anything in this Agreement to the contrary, Executive shall be entitled to a copy of his full list of contacts for use in activities which do not violate this Agreement.

4.4 Equitable Relief. Executive acknowledges that the restrictions contained in Sections 4.1, 4.2 and 4.3 hereof are, in view of the nature of the businesses of the Company, and/or its affiliates, reasonable and necessary to protect the legitimate interests of the Company, and/or its affiliates, and that any violation of any provision of those Sections will result in irreparable injury to the Company and/or its affiliates. Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in the Federal District Court for the Eastern District of Pennsylvania or the Common Pleas Court of Philadelphia. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 9 hereof.

5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(c) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

6. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, without limitation, Section 4 (Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality), Section 8 (Arbitration; Expenses) and Section 18 (Claw-Back).

7. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment, insurance or other proceeds that Executive may obtain.

8. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees and expenses of the arbitrators and the American Arbitration Association.

9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail or overnight national courier, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Attention: Chief Executive Officer

If to Executive, to:

Alfred J. Dilmore at his most recent home address set forth in the records of the Company.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10. Contents of Agreement; Amendment and Assignment.

10.1 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board or the Committee, as applicable, and executed on its behalf by a duly authorized officer of the Company and by Executive. This Agreement supersedes the provisions of any employment or other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, including, for the avoidance of doubt, the Prior Agreement, and such provisions in such other agreements are null and void; provided, however, that the foregoing shall not apply to any equity compensation/incentive agreements and/or indemnification agreements entered into between Executive and the Company, which such agreements shall continue in accordance with their terms.

10.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

14. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due from Executive with respect to any payment received under this Agreement.

16. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

17. Section 409A.

17.1 Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

17.2 Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum on the date that is six (6) months and one (1) day following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate on the sixtieth (60th) day after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to the prime rate as reported in the Wall Street Journal (or, if unavailable, a comparable source) at the relevant time.

18. Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

19. Claw-Back. Executive acknowledges that all compensation paid or payable to Executive shall be subject to the provisions of any claw-back policy that is adopted by the Company in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other relevant laws and their rules and regulations (including stock exchange rules), and is applicable to a group of the Company’s senior level executives determined by the Company that includes, at a minimum, the Chief Executive Officer, the President and the Chief Financial Officer.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RAIT FINANCIAL TRUST:

By:	/s/ Michael J. Malter

Name:	Michael J. Malter
Title:	Chairman of the Board Trustees

EXECUTIVE:

By:	/s/ Alfred J. Dilmore

Name:	Alfred J. Dilmore

[Signature Page to Executive Employment Agreement]